Exhibit (a)(18)

Frequently Asked Questions for Raptor employees (the “Employee FAQ”). The Employee FAQ was first used or made available on October 5, 2016.

On September 26, 2016, Misneach Corporation, a Delaware corporation (“Merger Sub”) and an indirect wholly owned subsidiary of Horizon Pharma plc, a public limited company organized under the laws of Ireland (“Parent” or “Horizon Pharma”), commenced a tender offer to purchase all of the issued and outstanding shares of Raptor’s common stock, par value $0.001 per share (the “Shares”), at a purchase price of $9.00 per Share (the “Offer Price”), net to the holder thereof, in cash, without interest thereon (less any applicable withholding taxes), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 26, 2016 (as amended or supplemented from time to time, the “Offer to Purchase”), and in the related Letter of Transmittal (as amended or supplemented from time to time, which, together with the Offer to Purchase, constitute the “Offer”). The Merger Agreement provides that, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into Raptor (the “Merger”), with Raptor continuing as the surviving corporation and an indirect wholly owned subsidiary of Parent.

1.	What will happen to my stock in Raptor? How do I tender my Shares?

•	Employee stockholders may elect to participate in the Offer with respect to any Shares that they own (for example, through purchases in the open market, exercise of vested stock options, vesting of restricted stock units (“RSUs”) or purchases under Raptor’s 2013 Employee Stock Purchase Plan (the “ESPP”)).

•	Along with Raptor’s other stockholders, employee stockholders have received communications regarding the terms of the Offer and instructions on how to tender their Shares. If you wish to tender your Shares pursuant to the Offer and have questions regarding the paperwork you received, please contact Mackenzie Partners, the information agent for the Offer, at (800) 929-5500 or your broker. Employees who hold Shares directly through Morgan Stanley may contact Jared Boldemann at (415) 984-6755, and employees who hold Shares directly through StockCross may contact Eleanor Pimental at (617) 367-5700 x2256 or Tammy Resplicka at (800) 338-3965 x2440. If you purchased Shares of Raptor common stock in the market through another broker, please contact that broker regarding instructions to tender your Shares.

2.	Can I withdraw my Shares after I have tendered them?

•	Yes, you may withdraw some or all of the Shares that you tender in the Offer at any time prior to the expiration of the Offer, which is scheduled to expire at midnight, New York time, at the end of the day on October 24, 2016 (the “Expiration Time”) unless Merger Sub extends the Offer pursuant to and in accordance with the terms of the Merger Agreement, in which event the “Expiration Time” will mean the latest time and date at which the Offer, as so extended, will expire. In order to withdraw Shares tendered for payment through your broker, you must instruct the broker to arrange to withdraw the Shares.

3.	What happens to my vested and unvested stock options and my unvested RSUs?

•	Immediately prior to the effective time of the Merger (the “Effective Time”), the unvested portion of your outstanding options will accelerate and become fully vested and exercisable. At the Effective Time, all your outstanding options with exercise prices of $9.00 per share or less, both previously vested and those which accelerate vesting, will be cancelled and converted into a right to receive a cash payment based on the amount by which the Offer Price exceeds the exercise price of your options multiplied by the number of shares subject to your options (the “Option Consideration”), less any applicable withholding taxes; provided, if it is reasonably determined that your outstanding options cannot be automatically canceled and converted into the right to receive the Option Consideration you shall be required, prior to receiving the Option Consideration, to deliver an option cancellation agreement in a form reasonably satisfactory to the Parent.

•	If the exercise price of your options equals or exceeds $9.00 per share, your options will be cancelled at the Effective Time, and you will not receive any payment or other consideration in respect of your cancelled options.

•	The unvested portion of your RSUs outstanding immediately prior to the Effective Time will become fully vested, and at the Effective Time all RSUs will be cancelled and converted into the right to receive a cash payment equal to the number of Shares underlying such RSUs multiplied by the Offer Price, less any applicable withholding taxes.

4.	Do I need to exercise my options or take any action in order to receive the cash payments in connection with the Merger?

•	No. You do not need to exercise your options or take any other action in order to receive the cash payments described in the answer to Question 3 above.

•	All the logistics relating to the acceleration of your then outstanding and unexercised stock options and outstanding RSUs and cancellation and conversion into the right to receive cash payments pursuant to the Merger Agreement will become effective automatically, at the Effective Time, without any action on your part.

5.	What will be the tax consequences to me of any cash payments I receive under the Merger Agreement in exchange for cancellation of my options and RSUs?

•	Any cash payments described in the answer to Question 3 above that you receive will be ordinary compensatory income, subject to applicable income, employment and payroll withholding taxes.

6.	Can I exercise my vested options before the Effective Time of the Merger?

•	You can exercise your vested options. You cannot exercise the unvested portion of your options which will accelerate vesting immediately prior to the Effective Time.

•	Raptor’s Chief Legal Officer will continue to review all exercise requests.

7.	What are the tax consequences of exercising my vested options versus having my then outstanding options cancelled at the Effective Time in exchange for the cash payment?

•	Every situation is unique, and you should consult with your personal tax advisor to confirm the tax treatment specific to your personal situation and determine whether you should exercise your options before the Merger is effective, and/or tender any exercised option shares prior to the expiration of the Offer.

8.	What happens to my ESPP rights?

•	The final offering period will be shortened and the number of Shares for which you have subscribed will be calculated as of the final pay period ending at least three business days prior to the Effective Time. At the Effective Time of the Merger, the Shares issued to you under the final offering period under the ESPP will be automatically converted into the right to receive an amount in cash equal to the Offer Price, without interest thereon (less any applicable withholding taxes).

Forward-Looking Statements

This communication contains forward-looking statements, including, but not limited to, statements related to the anticipated consummation of the acquisition of Raptor and the timing and benefits thereof and other statements that are not historical facts. These forward-looking statements are based on Horizon Pharma’s and Raptor’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to Horizon Pharma’s ability to complete the transaction on the proposed terms and schedule; risks associated with acquisitions, such as the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the transaction will not occur; risks related to future opportunities and plans for the acquired company and its products, including uncertainty of the expected financial performance of the acquired company and its products; Horizon Pharma’s ability to obtain expected financing to consummate the acquisition; disruption from the proposed transaction, making it more difficult to conduct business as usual or maintain relationships with customers, employees or suppliers; the calculations of, and factors that may impact the calculations of, the acquisition price in connection with the proposed merger and the allocation of such acquisition price to the net assets acquired in accordance with applicable accounting rules and methodologies; and the possibility that if the acquired company does not achieve the perceived benefits of the proposed transaction as rapidly or to the extent anticipated by financial analysts or investors, the market price of the combined company’s shares could decline, as well as other risks related to Horizon Pharma’s business detailed from time-to-time under the caption “Risk Factors” and elsewhere in Horizon Pharma’s filings and reports with the United States Securities and Exchange Commission (the “SEC”), including in its Annual Report on Form 10-K for the year ended December 31, 2015. Other risks and uncertainties related to Raptor are described in greater detail in Raptor’s filings from time to time with the SEC including: Raptor’s annual report on Form 10-K for the twelve months ended December 31, 2015 filed with the SEC on February 26, 2016, as amended by Amendment No. 1 to Form 10-K filed with the SEC on April 29, 2016, Raptor’s quarterly report on Form 10-Q for the quarter ended March 31, 2016 filed with the SEC on May 5, 2016, Raptor’s quarterly report on Form 10-Q for the quarter ended June 30, 2016 filed with the SEC on August 4, 2016 and Raptor’s other periodic reports filed with SEC. Horizon Pharma and Raptor undertake no duty or obligation to update any forward-looking statements contained in this communication as a result of new information, future events or changes in expectations.

Additional Information and Where to Find It

The Offer described in this communication is described in a Tender Offer Statement on Schedule TO (as amended or supplemented from time to time, the “Schedule TO”) filed by Horizon Pharma and Merger Sub with the SEC on September 26, 2016, and this communication is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Raptor or any other securities. In addition, on September 26, 2016, Raptor filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the Offer, which has been subsequently amended (as amended or supplemented from time to time, the “Schedule 14D-9”). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE SCHEDULE TO AND THE SCHEDULE 14D-9 REGARDING THE OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the Schedule TO, the Schedule 14D-9 and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to MacKenzie Partners, Inc., the Information Agent for the Offer, at (212) 929-5500 (call collect) or (800) 322-2885 (toll free).

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